EXHIBIT  99A


Date:          May  16,  1997

Contact:      Amy  Damianakes          Steve  Lang
AirTouch  Communications  Inc.          U  S  WEST  Media  Group
510-210-3645          303-793-6290




                       AIRTOUCH AND U S WEST MEDIA GROUP
                         SIGN DEFINITIVE AGREEMENT ON
                     MERGER OF DOMESTIC WIRELESS INTERESTS

     U S WEST Media Group (NYSE: UMG) and AirTouch Communications (NYSE: ATI) have signed a definitive agreement to merge the domestic cellular business of Media Group and its interest in PrimeCo Personal Communications into AirTouch.
     AirTouch and U S WEST announced April 17 that they had signed a letter of intent regarding the merger. The principal terms of the definitive agreement are the same as those in the letter of intent.
     The parties value the merger at about $5 billion. The transaction includes the tax-free distribution of AirTouch stock to Media Group shareowners and the assumption by AirTouch of $2.2 billion of debt associated with the business being acquired.
     U S WEST also said that it would transfer its domestic directory business from its Media Group to its Communications Group (NYSE: USW) in connection with the AirTouch merger.
     Closing of the AirTouch/Media Group transaction requires a favorable ruling from the Internal Revenue Service, Hart-Scott-Rodino review and approval by shareowners of Media Group and U S WEST Communications Group. The companies said they believe this transaction should close by the end of the year or early next year, but they noted that "Morris Trust" legislation introduced April 17 in Congress would block this transaction if the legislation passes in its current form. In this event, the companies would continue with their existing joint venture agreement.

-more-

     U S WEST Media Group (NYSE: UMG), one of America's largest broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1996, Media Group reported proportionate revenues of $6.4 billion. Media Group is one of two major groups that make up U S WEST, a company in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Communications, provides telecommunications services in 14 western and midwestern states.
     AirTouch Communications is a global wireless communications company, with interests in cellular, paging, and personal communications services in the United States, Belgium, Germany, India, Italy, Japan, Poland, Portugal,
Romania, South Korea, Spain and Sweden, as well as an interest in the Globalstar satellite system. The company, based in San Francisco, serves nearly 8.5 million proportionate customers worldwide.

     NOTE: Another press release by U S WEST, announcing the plan to move U S WEST Media Group's directory operations to U S WEST Communications Group is being issued simultaneously.